QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         September 30, 2004

        Quality Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18145 (Commission File Number)	75-2273221 (IRS Employer Identification No.)

        2222 S Third St., Columbus, OH 43207-2402
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code         (614) 228-0185

        N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01 Other Events.

        The Board of Directors of Quality Products, Inc., decided that the Corporation will deregister its common stock with the Securities and Exchange Commission ("SEC") and suspend its reporting requirements by filing a Form 15 certifying to the Commission that the Corporation has less than $10 million in assets and fewer than 500 shareholders of record. The Board based its decision on the onerous cost of complying with the internal control and reporting requirements of the Sarbanes-Oxley Act. In 2002, Congress passed the Sarbanes-Oxley Act and it imposed new requirements on public companies that report to the Securities and Exchange Commission (SEC). Some of these requirements have already taken effect. Other requirements, in particular the internal control analysis and reporting requirements of Section 404, are scheduled to take effect for Quality Products, Inc. by September 2005. We have been studying what we need to do to meet the various Sarbanes-Oxley requirements, and we have determined that the resources needed to comply are substantial, both in terms of money and additional responsibilities for our limited number of employees. Because of its onerous burden, the Board of Directors has considered other alternatives and has decided, unanimously, to become a non-reporting company. Becoming a non-reporting company will eliminate the expensive Sarbanes-Oxley reporting requirements and will save substantial costs estimated to be over $300,000 during the first year and continued savings annually afterwards. The Corporation's final report to the SEC will be the 10-KSB report for the period ending September 30, 2004, which will be submitted to the SEC before the end of the calendar year.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)
Exhibits

99—Press release explaining the Company's decision to become non-reporting and to deregister the common stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quality Products, Inc. (Registrant)
Date	September 30, 2004	/s/ Richard A. Drexler Richard A. Drexler
Chairman and Chief Executive Officer

QuickLinks

SIGNATURES